Exhibit 10.1

March 15, 2005

By Hand Delivery

Dr. Robert I. Rudko

PLC Medical Systems, Inc.

10 Forge Park

Franklin, MA  20238

Dear Bob:

You and PLC Medical Systems, Inc., a subsidiary of PLC Systems Inc. (the “Company”), are parties to a letter agreement dated October 28, 2003 (the “Letter Agreement”) that sets forth certain terms of your employment with the Company.  In light of recent tax legislation, we have agreed to amend the Letter Agreement as set forth below:

1.  Amendment and Restatement of Section 7(d).  Section 7(d) of the Letter Agreement shall be replaced in its entirety with the following:

(d)                                 Any severance pay described in this paragraph 7 shall be subject to all applicable taxes and withholdings, and shall never exceed $385,000 gross plus the applicable amount contemplated by paragraph 7(c) hereof.  Any severance pay that you may receive shall be paid in equal monthly installments over the twenty-four month period following the termination of your employment.  The Company shall have the right to set off against any severance pay that you may become eligible to receive under this paragraph 7 any amounts you borrowed from or may otherwise owe to the Company.  Neither you nor the Company shall have the right to accelerate or to defer the delivery of the payments to be made under this Section 7; provided, however, that if you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and any of the payments to be made to you under this Section 7 constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the commencement of the delivery of any such payments will be delayed to the date that is 6 months after your date of termination.

2.  Amendment and Restatement of Section 11.  Section 11 of the Letter Agreement shall be replaced in its entirety with the following:

11.  Entire Agreement, Acknowledgements and Governing Law.  This letter agreement, as amended, together with the Noncompetition Agreement, constitutes the entire agreement regarding the terms and conditions of your continued employment with the Company.  You acknowledge that this letter agreement, as amended, together with the Noncompetition Agreement, supersedes any and all prior understandings, whether written or oral, relating to the terms of your employment, including without limitation the Amended Key Employee Agreement between you and PLC Systems Inc. dated as of September 8, 1994 and amended as of August 1, 1996 (the “Amended Key Employee Agreement”), which the Company and you acknowledge is hereby terminated by mutual agreement.  You further acknowledge that no “Change in Control,” as that term is defined in Exhibit A to the Amended Key Employee Agreement, occurred at any time, and that you are not entitled to receive any payment or benefit under the Amended Key Employee Agreement.  Notwithstanding any of the foregoing, however, you acknowledge and represent that nothing in this letter agreement, as amended, is to be construed as releasing you from your obligation to repay, or modifying in any respect any term of, the Loan.  You represent and further acknowledge that, as of the date you execute this letter agreement, or any amendment thereof, you have no claims of any kind or nature against the Company and/or any of its current or former officers, directors and/or employees arising out of or relating to your employment with the Company.  You further agree that any action, demand, claim or counterclaim concerning any aspect of your employment with or separation from the Company shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.  This letter agreement, as amended, shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.

Except as specifically provided herein, all other terms of the Letter Agreement shall remain in full force and effect.  If the terms of this amendment are acceptable to you, please sign and return the copy of this amendment enclosed for that purpose no later than March 15, 2005.

Sincerely,

PLC Medical Systems, Inc.

By:	/s/ James G. Thomasch

Title: CFO

The foregoing correctly sets forth the terms of my continued employment with PLC Medical Systems, Inc.  I am not relying on any representations other than as set out in the Letter Agreement and the amendment thereto set forth above.  I have been given a reasonable amount of time to consider this amendment and to consult an attorney and/or advisor of my choosing.  I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/s/ Robert I. Rudko	Date: March 15, 2005
Dr. Robert I. Rudko